Exhibit 99.1

                      FOR IMMEDIATE RELEASE


DATE:          April 23, 2003

CONTACT:       Mark Volponi, controller
               724-794-2210 ext. 322
_________________________________________________________________


                SLIPPERY ROCK FINANCIAL CORPORATION
         ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS


Slippery Rock, Pa.- Slippery Rock Financial Corporation, parent firm of The First National Bank of Slippery Rock, recently reported first quarter 2003 financial results. Total assets for the period ended March 31, 2003, were $337.8 million, an increase of $272,000 from December 31, 2002. Total deposits were $268.3 million, a decrease of $3.0 million for the period.

Consolidated net income for the three-month period ended March
31, 2003 was $876,000 or $0.32 per share as compared to $616,000 or $0.22 per share for the same three-month period in 2002.

Slippery Rock Financial Corporation is the parent company of The First National Bank of Slippery Rock. The bank offers a complete array of financial services including investment and trust services. It operates 9 branches throughout Butler, Lawrence and Mercer Counties in Pennsylvania. The stock trades in the local over-the-counter market and is quoted on the OTC Bulletin Board system under the symbol SRCK.